Exhibit 99.4

SunGard Data Systems Inc.
Pro Forma Combined Condensed Balance Sheet
September 30, 2001
(Unaudited)
(In thousands)

	Historical SunGard (1)	Historical CDO (2)	Pro Forma Adjustments	(3)	Pro Forma Combined

Assets:
Cash, cash equivalents and short-term investments	$ 682,583	$ 2,780	$ (402,298)	(4)	$ 283,065
Accounts receivable, net	425,179	81,188	47,532	(5)	553,899
Prepaid expenses and other current assets	45,514	53,056	(18,619)	(6)	104,849
			24,898	(7)
Deferred income taxes	16,866	0	0		16,866

Total current assets	1,170,142	137,024	(348,487)		958,679
Property and equipment, net	249,668	320,922	0	(8)	570,590
Software products	144,492	3,488	(3,488)	(9)	144,492
Goodwill	304,706	12,465	298,205	(9)	615,376
Other tangible and intangible assets	130,864	32,845	(21,356)	(6)	348,353
			206,000	(9)
Deferred income taxes	130,174	0	(16,274)	(9)	113,900

Total assets	$ 2,130,046	$ 506,744	$ 114,600		$ 2,751,390

Liabilities and Stockholders' Equity:
Short-term and current portion of long-term debt	$ 1,488	$ 0	$ 100,000	(4)	$ 101,488
Accounts payable	33,968	3,675	16,500	(10)	54,143
Accrued compensation and benefits	92,178	9,832	9,120	(10)	111,130
Other accrued expenses	54,980	19,625	16,762	(10)	91,367
Accrued income taxes	38,149	0	0		38,149
Deferred revenues	204,204	43,293	47,532	(5)	295,029

Total current liabilities	424,967	76,425	189,914		691,306
Long-term debt	3,588	3,371	350,000	(4)	356,959
Other liabilities	0	1,634	0		1,634

Total liabilities	428,555	81,430	539,914		1,049,899

Stockholders' Equity:
Preferred stock	0	0	0		0
Common stock	2,801	0	0		2,801
Capital in excess of par value	734,631	0	0		734,631
Restricted stock plans and notes receivable for common stock	(3,296)	0	0		(3,296)
Retained earnings	1,005,464	425,314	(425,314)	(11)	1,005,464
Foreign currency translation adjustment	(23,398)	0	0		(23,398)

	1,716,202	425,314	(425,314)		1,716,202
Treasury stock	(14,711)	0	0		(14,711)

Total stockholders' equity	1,701,491	425,314	(425,314)		1,701,491

Total liabilities and stockholders' equity	$ 2,130,046	$ 506,744	$ 114,600		$ 2,751,390

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

SunGard Data Systems Inc. Pro Forma Combined Condensed Statement of Income For the nine months ended September 30, 2001 (Unaudited) (In thousands, except per share data)

	Historical SunGard (1)	Historical CDO (2)	Pro Forma Adjustments	(3)	Pro Forma Combined

Revenues	$ 1,366,256	$370,132	$ 0		$ 1,736,388

Operating expenses, excluding merger and restructuring costs	1,080,991	348,835	7,950	(9)	1,437,776
Merger and restructuring costs	1,829	0	0	(12)	1,829

Operating income	283,436	21,297	(7,950)		296,783

Income and other income	20,557	53	(12,069)	(4)	8,541
Interest expense	(1,702)	0	(12,150)	(4)	(13,852)

Income before income taxes	302,291	21,350	(32,169)		291,472
Income taxes	121,810	8,063	(12,707)	(13)	117,166

Net income	$ 180,481	$ 13,287	$ (19,462)		$ 174,306

Basic net income per common share	$ 0.66				$ 0.63

Diluted net income per common share	$ 0.64				$ 0.61

Shares used to compute net income per common share: Basic	274,720				274,720

Diluted	284,117				284,117

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

SunGard Data Systems Inc. Pro Forma Combined Condensed Statement of Income For the year ended December 31, 2000 (Unaudited) (In thousands, except per share data)

	Historical SunGard (1)	Historical CDO (2)	Pro Forma Adjustments	(3)	Pro Forma Combined

Revenues	$ 1,660,708	$ 478,686	$ 0		$ 2,139,394

Operating expenses, excluding merger and restructuring costs	1,312,269	401,929	10,600	(9)	1,724,798
Merger and restructuring costs	13,177	0	0	(12)	13,177

Operating income	335,262	76,757	(10,600)		401,419

Interest income	23,745	0	(16,092)	(4)	7,653
Interest and other expense	(2,241)	(322)	(16,200)	(4)	(18,763)

Income before income taxes	356,766	76,435	(42,892)		390,309
Income taxes	143,794	30,347	(16,942)	(13)	157,199

Net income	$ 212,972	$ 46,088	$ (25,950)		$ 233,110

Basic net income per common share	$ 0.81				$ 0.88

Diluted net income per common share	$ 0.78				$ 0.86

Shares used to compute net income per common share: Basic	264,264				264,264

Diluted	271,404				271,404

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

SunGard Data Systems Inc. Notes to Unaudited Pro Forma Combined Condensed Financial Statements (Unaudited)

The pro forma combined condensed financial information is presented for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the companies had been combined during the periods presented or the results that may be obtained in the future.

Note 1 - SunGard Historical Financial Information

SunGard Data Systems Inc. (SunGard) historical financial information as previously filed with the Securities and Exchange Commission.

Note 2 - CDO Historical Financial Information

The Availability Solutions business of Comdisco, Inc. (CDO) has a fiscal year which ends on September 30. The pro forma combined condensed statement of income for the nine months ended September 30, 2001 combines both CDO and SunGard financial information from January 1, 2001 to September 30, 2001. The pro forma combined condensed statement of income for the year ended December 31, 2000 combines CDO’s fiscal year ended September 30, 2000 financial information with SunGard’s fiscal year (which is a calendar year) financial information.

Note 3 - Allocation of the purchase price

The allocation of the purchase price is preliminary and is subject to change based on the completion of independent appraisals of tangible and intangible assets, facility closures, actual costs as compared with estimated costs used in the preliminary purchase price allocation, and completion of financial information as of November 15, 2001, the date of closing of the acquisition. The finalization of the allocation of the purchase price will result in adjustment to certain assets acquired and liabilities assumed, with an offsetting increase or decrease to goodwill.

Note 4 - Financing of the acquisition

In connection with acquiring CDO, SunGard used $402 million of previously existing cash and borrowed $450 million under an unsecured interim credit facility. The interim credit facility is expected to be replaced with permanent financing in the first quarter of 2002. The interest rate of the debt will adjust periodically. For purposes of the pro forma financial statements, the interest rate on the debt is assumed to be 3.6%. For every one-eighth percent adjustment to the interest rate, interest expense increases or decreases by $518,000 per year. The pro forma rules require using current borrowing rates and do not reflect rates that would have been charged during the periods presented. The interest rate used to calculate lost interest income from the use of previously existing cash is 4%, and represents the estimated rate of interest earned on cash and investment balances during the periods presented.

Note 5 - Accounts receivable and deferred revenues

CDO netted billings in advance of services with deferred revenues up until the month of service. SunGard records billings in advance of services and deferred revenues on a gross basis. Revenues are recorded as services are provided.

Note 6 - Commissions

CDO records commissions as an asset when paid, and then expenses the commission over the contract period. SunGard expenses commissions when paid. Pro forma adjustments represent CDO deferred commissions. For pro forma purposes, the amount of commission expense is assumed to approximate the amount of commissions paid.

Note 7 - Working capital adjustment

Estimated working capital adjustment as defined in the purchase agreement, based on September 30, 2001 financial information. The actual working capital adjustment will be based on financial information as of November 15, 2001.

Note 8 - Valuation of property and equipment

Based on preliminary results of an independent appraisal of facilities and equipment, book value approximates fair value.

Note 9 - Other tangible and intangible assets

An independent appraisal is in process of being performed in connection with acquired contracts and customer relationships. The fair value of this intangible asset will be amortized over its estimated useful life. In accordance with Statement of Financial Accounting Standards Number 142, goodwill is not amortized and will be evaluated for impairment.

Note 10 - Other pro forma adjustments

Other pro forma adjustments include estimated acquisition costs ($16,500), accrued vacation and liabilities under a Comdisco employee benefit plan ($9,100), and costs for termination of certain CDO employees, closure of certain CDO facilities and accrual for unfavorable leases ($16,800).

Note 11 - Equity

Removes historical equity of CDO.

Note 12 - Restructuring

As a result of the acquisition of CDO, SunGard eliminated approximately 350 positions and plans to close certain SunGard and CDO facilities. Restructuring costs related to SunGard employee terminations and facilities closures are not included in these pro forma financial statements and will be expensed in the fourth quarter of 2001. Costs related to CDO employee terminations and facility closures are included in the allocation of purchase price (see Note 10).

Note 13 - Income taxes

Assumes an effective income tax rate of 39.5%.